Exhibit 23.3

                                      3 GEO
                           Servicios Perfersionales De
                        Geologica, Geofisica y Geotecnia


October 21, 2005


I hereby consent to the inclusion and reference of my report dated July 2005, entitled "Mineral Resources in the Noreast Region of the Baja California Peninsula Area" in the Registration Statement on Form SB-2 filed by Placer Del Mar, Ltd. with the United States Securities and Exchange Commission. I confirm that I have reviewed Placer Del Mar, Ltd.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in Placer Del Mar, Ltd.'s registration statement and the filing of this consent as an exhibit to its registration statement.



/s/ Jorge Diaz
----------------------------
Jorge Diaz
Oc. Geol.